UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/04/2008

NORTHROP GRUMMAN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:   1-16411

Delaware	95-4840775
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1840 Century Park East, Los Angeles, CA 90067
(Address of principal executive offices, including zip code)

(310) 553-6262
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Northrop Grumman Corporation (the "Company") is filing this amendment to its current Report on Form 8-K filed on February 21, 2008, which reported that the Company called for redemption on April 4, 2008 (the "Redemption Date"), all of its issued and outstanding shares of Series B Convertible Preferred Stock (the "Preferred Stock").

On April 4, 2008, the Company completed its redemption of the Preferred Stock. A copy of the press release dated April 4, 2008, announcing completion of the redemption is attached as Exhibit 99.1. Based on the redemption ratio formula, holders of Preferred Stock received 1.299246 shares of the Company's common stock (the "Common Stock") for each share of Preferred Stock. The Company redeemed 17,947 shares of Preferred Stock for approximately 23,300 shares of Common Stock. Prior to the Redemption Date, holders of 3,482,053 shares of Preferred Stock elected to convert their shares into Common Stock, resulting in the issuance of approximately 6,345,000 shares of Common Stock. In total the Company issued approximately 6,368,300 shares of Common Stock as a result of the redemption and conversion of the Preferred Stock.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1 Press Release dated April 4, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHROP GRUMMAN CORPORATION

Date: April 07, 2008	By:	/s/ Stephen D. Yslas
Stephen D. Yslas
Corporate Vice President, Secretary and Deputy General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated April 4, 2008